                       NOTICE AND PROXY STATEMENT


                           AFLAC INCORPORATED
                         WORLDWIDE HEADQUARTERS
                            1932 WYNNTON ROAD
                         COLUMBUS, GEORGIA 31999



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON MONDAY, MAY 1, 2000


     The Annual Meeting of Shareholders of AFLAC Incorporated (the "Company") will be held on Monday, May 1, 2000, at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying Proxy Statement:

1. To elect eighteen Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2. To consider and act upon a proposal to amend Article IV of the Company's Articles of Incorporation, to increase the Company's authorized shares of $.10 par value Common Stock from 400,000,000 shares to 1,000,000,000 shares.

3. To consider and act upon the ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2000; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The accompanying proxy is solicited by the Board of Directors of the Company. The Proxy Statement and the Company's Annual Report for the year ended December 31, 1999, are enclosed.

     The record date for the determination of shareholders entitled to vote at the meeting is February 22, 2000, and only shareholders of record at the close of business on that date will be entitled to vote at this meeting, and any adjournment thereof.

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                        By order of the Board of Directors,
                                           /s/Joey M. Loudermilk
                                        ----------------------------------
Columbus, Georgia                             Joey M. Loudermilk
March --, 2000                                    Secretary

                              AFLAC INCORPORATED


                               PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD MONDAY, MAY 1, 2000


                     SOLICITATION AND REVOCATION OF PROXY

     This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of AFLAC Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held on Monday, May 1, 2000, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The meeting will be held at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted FOR the election of all nominees named elsewhere in this Proxy Statement and FOR approval of each other proposal set forth in the Notice of Meeting. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Shareholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This Proxy Statement and the accompanying proxy are being mailed to the shareholders on or about March 17, 2000.

                              SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by the Company. The Company will make arrangements with brokerage firms, custodians and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their mailing and related expenses. In addition to solicitation by mail, certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by telephone and by personal contacts. In addition, the Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of $8,500, plus reimbursement of reasonable out-of-pocket expenses.

                           DESCRIPTION OF VOTING RIGHTS

     In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest, or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.


               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     Holders of record of Common Stock at the close of business on February 22, 2000, will be entitled to vote at the meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 265,802,122. According to the Company's records, this represents the following voting rights:

     220,565,927    Shares @     1 Vote Per Share  =  220,565,927 Votes
      45,236,195    Shares @    10 Votes Per Share =  452,361,950 Votes
     -----------                                      -----------
     265,802,122    Shares                   Total    672,927,877 Votes


     Shareholders with one vote per share shown above can rebut the presumption that they are entitled to only one vote as outlined in "Description of Voting Rights" above. If all of the outstanding shares were entitled to 10 votes per share, the total votes available would be 2,658,021,220. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the meeting will be 672,927,877.

     The holders of a majority of the voting rights entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business as shall come before the meeting. Directors are elected by an affirmative vote of a plurality of voting rights cast. In the case of the election of directors, under applicable Georgia law, in tabulating the vote, votes withheld will be disregarded and will have no effect on the outcome of the vote. Pursuant to Georgia law, the amendment to the Company's Articles of Incorporation must be adopted by the affirmative vote of a majority of the outstanding voting rights entitled to vote thereon. In determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the proposal.
Approval of all other matters to be considered at the meeting requires the affirmative vote of holders of a majority of the voting rights present in person or represented by proxy at the meeting. Broker-non-votes and abstentions are counted as "shares present" at the meeting in determining whether a quorum exists. Broker-non-votes, if any, have the effect of a vote to withhold authority in connection with the election of directors while broker-non-votes, if any, and abstentions have the effect of a vote against other proposals at the meeting.

     No person, as of February 22, 2000, was the owner of record or, to the knowledge of the Company, beneficially owned 5% or more of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

                                                                     PERCENT
NAME AND                                                        PER-   OF
ADDRESS OF                                     AMOUNT OF        CENT  AVAIL-
BENEFICIAL               TITLE OF CLASS    BENEFICIAL OWNERSHIP  OF    ABLE
OWNER                     COMMON STOCK      SHARES      VOTES   CLASS  VOTES
----------               --------------    ---------- --------- ----- ------
Oppenheimer Capital*    1 Vote Per Share  17,613,677  17,613,677  6.6   2.6
Oppenheimer Tower
World Financial Center
New York, NY 10281

FMR Corp.**             1 Vote Per Share  16,047,965  16,047,965  6.0   2.4
82 Devonshire Street
Boston, MA 02109

Daniel P. Amos***     10 Votes Per Share   4,186,182  41,861,820
1932 Wynnton Road      1 Vote Per Share    1,536,766   1,536,766
Columbus, GA 31999                         ---------  ----------
                                           5,722,948  43,398,586  2.1   6.4

     (*) This information is derived from Schedule 13G, dated February 10, 2000, filed with the Securities and Exchange Commission by Oppenheimer Capital, a Delaware general partnership. Includes shares held by certain investment advisory clients and discretionary accounts of Oppenheimer Capital.

     (**)This information is derived from Schedule 13G, dated February 14, 2000, filed with the Securities and Exchange Commission by FMR Corp. According to the Schedule 13G, FMR Corp. may be deemed to be controlled by Edward C. Johnson 3d and Abigail P. Johnson and family members. Includes shares beneficially owned by various subsidiaries of FMR Corp.

     (***) Includes options to purchase 1,895,450 shares (and 8,922,506 available votes) which are exercisable within 60 days.


                          SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 22, 2000, the number of shares and percentage of outstanding Common Stock beneficially owned by certain executive officers named in the "Summary Compensation Table" below (the "Named Executive Officers"), and Directors and executive officers as a group. The beneficial ownership of directors and of the remaining Named Executive Officers is set forth below in the information provided for director nominees in "Election of Directors." The number of shares of Common Stock shown are those deemed "beneficially owned," as determined under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole or shared voting power or investment power, and also any shares that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination or power of revocation of a trust, discretionary account or similar arrangement.


                    Common Stock Beneficially Owned and
                      Approximate Percentage of Class
                         as of February 22, 2000


                                               Percent               Percent
Name                              Shares (1)  of Shares   Votes(1)  of Votes
----                             ---------   ---------   -------   ---------

Joseph P. Kuechenmeister          66,342         *         540,669       .1

Kriss Cloninger, III             419,820         .2      3,421,806       .5

All Directors and executive
officers as a group
(31 persons)                  15,659,153        5.8    119,688,256     17.0

* Percentage not listed if less than .1%

(1) Includes options to purchase shares (and available votes), which are exercisable within 60 days, for Joseph P. Kuechenmeister, 35,827 (358,270); Kriss Cloninger, III, 299,389 (2,243,893); and for all
     Directors and executive officers as a group, 4,836,160 (32,585,167).


                           1. ELECTION OF DIRECTORS

     The Company proposes that the following eighteen individuals be elected to the Board of Directors of the Company. The persons named in the following table have been nominated by the Nominating Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and in consequence another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated will be unable or unwilling to serve.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
               OF EACH OF THE BELOW-LISTED NOMINEES AS DIRECTORS

The following information is provided with respect to the nominees:
                                                                              SHARES OF
                                                                             COMMON STOCK             VOTING
                                                                             BENEFICIALLY             RIGHTS
                                                                               OWNED ON    PERCENT    ON FEB-   PERCENT
                                                                     YEAR    FEBRUARY 22,  OF OUT-   RUARY 22,    OF
                                                                     FIRST      2000       STANDING    2000    AVAILABLE
NAME                     PRINCIPAL OCCUPATION (1)               AGE  ELECTED  (2) (3)       SHARES     (2)       VOTES
----                     ------------------------               --- --------  ------------  --------  ---------  -------
Paul S. Amos             Chairman, the Company and AFLAC**       73   1956    1,517,168       .6    15,171,680    2.3

Daniel P. Amos           Chief Executive Officer, the Company    48   1983    5,722,948      2.1    43,398,586    6.4
                         and AFLAC; President, the Company
                         and AFLAC; Director, The CIT Group,
                         Inc., Livingston, NJ; Director,
                         Georgia Power Company, Atlanta, GA

J. Shelby Amos, II       Alabama/West Florida State Sales        47   1983      712,859       .3     6,903,980    1.0
                         Coordinator, AFLAC

Michael H. Armacost      President, The Brookings Institution,   62   1994       42,350        *       315,500      *
                         Washington D.C., since October 1995;
                         Professor, Asia/Pacific Research
                         Center, Stanford University, Stanford,
                         CA, from 1993 until September 1995;
                         Former U.S. Ambassador to Japan

M. Delmar Edwards, M.D.  Retired Vice President and              73   1990       52,990        *       421,900     .1
                         Assistant to the Chairman, Columbus
                         Regional Healthcare System, Inc.,
                         Columbus, GA; Retired Director, First
                         Union National Bank of Georgia,
                         Columbus, GA; Trustee, Columbus State
                         University, Columbus, GA; Trustee,
                         Morehouse School of Medicine,
                         Atlanta, GA

Joe Frank Harris         Distinguished Executive Fellow,         64   1991      103,874        *       930,740     .1
                         Georgia State University, Atlanta,
                         GA; Chairman of the Board, Harris
                         Georgia Corp., Cartersville, GA;
                         Director, Bankhead Enterprises, Inc.,
                         Atlanta, GA; Former Governor of the
                         State of Georgia

                                                                 6

                                                                              SHARES OF
                                                                             COMMON STOCK             VOTING
                                                                             BENEFICIALLY             RIGHTS
                                                                               OWNED ON    PERCENT    ON FEB-   PERCENT
                                                                     YEAR    FEBRUARY 22,  OF OUT-   RUARY 22,    OF
                                                                     FIRST      2000       STANDING    2000    AVAILABLE
NAME                     PRINCIPAL OCCUPATION (1)               AGE  ELECTED  (2) (3)       SHARES     (2)       VOTES
----                     ------------------------               ---  -------  ------------ --------  ---------  --------
Elizabeth J. Hudson      Sr. Vice President, Corporate          50   1990      101,660       *        908,600     .1
                         Communications, iVillage, Inc.,
                         New York, NY, since June 1999;
                         Director, Spencer Stuart, from
                         January 1998 until May 1999;
                         Senior Vice President, Corporate
                         Communications, The Readers Digest
                         Association, Inc., from May 1996 until
                         December 1997; Executive Producer,
                         NBC Productions, until May 1996

Kenneth S. Janke, Sr.    President, Chief Executive Officer,     65   1989       98,201       *        642,465    .1
                         National Association of Investors
                         Corp., Madison Heights, MI; President
                         and Director, NAIC Growth Fund,
                         Madison Heights, MI

Charles B. Knapp         Partner, Heidrick & Struggles, since    53   1990       45,000       *        342,000    .1
                         January 2000; Senior Fellow,
                         Associations of Governing Boards of
                         Universities and Colleges, from August
                         1999 until January 2000; President
                         Aspen Institute, Washington, D.C.,
                         from July 1997 until June 1999;
                         President, The University of Georgia,
                         Athens, GA, until July 1997

Takatsugu Murai          Senior Managing Director, The Dai-Ichi  56   (4)     1,500,000        .6    1,500,000    .2
                         Kangyo Bank Ltd., Tokyo, Japan since
                         May 1998; Managing Director, The
                         Dai-Ichi Kangyo Bank Ltd., from May
                         1997 until April 1998; Head, London
                         Branch, The Dai-Ichi Kangyo Bank Ltd.,
                         from May 1995 until April 1997;
                         Director, The CIT Group, Inc.,
                         Livingston, NJ

                                                                 7

                                                                              SHARES OF
                                                                             COMMON STOCK             VOTING
                                                                             BENEFICIALLY             RIGHTS
                                                                               OWNED ON    PERCENT    ON FEB-   PERCENT
                                                                     YEAR    FEBRUARY 22,  OF OUT-   RUARY 22,    OF
                                                                     FIRST      2000       STANDING    2000    AVAILABLE
NAME                     PRINCIPAL OCCUPATION (1)               AGE  ELECTED  (2) (3)       SHARES     (2)       VOTES
----                     ------------------------               ---  -------  ------------  --------  --------  --------
Yoshiki Otake            Chairman, AFLAC Japan, since January    60   1986      705,582       .3     6,395,396    .9
                         1995; President, AFLAC Japan, until
                         December 1994; Vice Chairman, AFLAC
                         International, Inc.

E. Stephen Purdom        Executive Vice President, AFLAC,        52   1987      230,769       .1     1,668,051    .2
                         Since October 1994; Medical Director,
                         Columbus Clinic, Columbus, GA, until
                         September 1994; Senior Vice President
                         and Medical Director, AFLAC, until
                         October 1994; Director, Trust
                         Company Bank, Columbus, GA

Barbara K. Rimer         Director, Cancer Control and            51   1995       42,442       *        315,340     *
                         Population Sciences, National
                         Cancer Institute, Bethesda,
                         MD, since December 1997; Director,
                         Cancer Control Research, Duke
                         Comprehensive Cancer Center,
                         Durham, NC, until December 1997

Marvin R. Schuster       Chairman of the Board, Schuster         62   (4)        10,000       *        10,000      *
                         Enterprises, Inc., (Owner 57 Burger
                         King restaurants) Columbus, GA
                         Chief Executive Officer, Schuster
                         Enterprises, Inc., until October 1999;
                         Director, Columbus Bank & Trust and
                         Synovus Trust Companies, Columbus, GA

Henry C. Schwob          President, Schwob Realty Company,       72   1965      636,256       .2     6,064,671     .9
                         Columbus, GA; Director, First Union
                         National Bank of Georgia, Atlanta, GA

J. Kyle Spencer          President, Spencer Investment Company,  73   1968      851,019       .3     8,401,290    1.2
                         Columbus, GA; Retired Director, First
                         Union National Bank of Georgia,
                         Columbus, GA; Retired Chairman of the
                         Board, Bank South N.A., Columbus, GA
                                                                 8

                                                                              SHARES OF
                                                                             COMMON STOCK             VOTING
                                                                             BENEFICIALLY             RIGHTS
                                                                               OWNED ON    PERCENT    ON FEB-   PERCENT
                                                                     YEAR    FEBRUARY 22,  OF OUT-   RUARY 22,    OF
                                                                     FIRST      2000       STANDING    2000    AVAILABLE
NAME                     PRINCIPAL OCCUPATION (1)               AGE  ELECTED  (2) (3)       SHARES     (2)       VOTES
----                     ------------------------               ---  -------  ------------  --------  --------  --------
Glenn Vaughn, Jr.        Retired Chairman of the Board,          70   1990       79,118       *        683,180     .1
                         Columbus Ledger-Enquirer,
                         Columbus, GA

Robert L. Wright         Chief Executive Officer, Dimensions     62   1999        8,300       *          8,300     *
                         International, Alexandria, VA;
                         Chairman, Dimensions International,
                         since July 1999, President, Dimensions
                         International, until June 1999;
                         Director, Riggs Bank, Washington, D.C.

(*)     Percent not listed if less than .1%
(**)    American Family Life Assurance Company of Columbus ("AFLAC") is a wholly owned subsidiary of the Company.


(1)     Unless specifically noted, the respective Director or nominee has held the occupation for at least five years.

(2)     Includes options to purchase shares (and available votes), which are exercisable within 60 days, for Daniel P.
        Amos, 1,895,450 (8,922,506); J. Shelby Amos, II, 42,000 (312,000); Michael H. Armacost, 23,880 (130,800);
        M. Delmar Edwards, 22,000 (112,000); Joe Frank Harris, 98,250, (874,500); Elizabeth J. Hudson, 98,250 (874,500);
        Kenneth S. Janke, Sr., 42,000 (312,000); Charles B. Knapp, 98,250 (874,500); Yoshiki Otake, 225,000 (2,250,000);
        E. Stephen Purdom, 60,071 (60,071); Barbara K. Rimer 42,000 (312,000); Henry C. Schwob, 42,000 (312,000);
        J. Kyle Spencer, 42,000 (312,000); Glenn Vaughn, Jr., 73,250 (624,500); and Robert L. Wright 2,000 (2,000).

(3)     All stock is owned solely and directly by the nominee except as follows:

        Paul S. Amos, 214,836 shares owned by spouse; 16,680 shares owned by his minor grandchild with Mr. Amos as custodian; 339,900 shares owned by trusts with Mr. Amos as trustee; and 10,000 shares owned by the Paul S. Amos
        Family Foundation, Inc.

        Daniel P. Amos, 123,536 shares owned by spouse; 2,109,779 shares owned by a partnership of which Mr. Amos is a partner; 694,265 shares owned by trusts with Mr. Amos as trustee; 289,049 shares owned by trusts with his wife as trustee; 422,100 shares owned by the Daniel P. and Shannon Amos Foundation, Inc.; and 10,000 shares owned by the Paul S. Amos Family Foundation Inc..  Does not include 11,008 shares owned by a trust with his wife as trustee of which Mr. Amos disclaims beneficial ownership.


                                                                 9

        J. Shelby Amos, II, 233,907 shares owned by his children with Mr. Amos as trustee; and 21,630 shares owned by a corporation of which Mr. Amos is a controlling shareholder.

        M. Delmar Edwards, 18,280 shares owned by a trust with Dr. Edwards as trustee.

        Elizabeth J. Hudson, 3,410 shares owned jointly with spouse.

        Kenneth S. Janke, Sr., 23,083 shares owned by a trust with Mr. Janke as trustee; 5,790 shares owned by a trust with his wife as trustee; 19,400 shares owned by a partnership of which Mr. Janke is a partner; 7,500 shares owned by the NAIC Growth Fund of which Mr. Janke is President; and 428 shares owned by an investment club of which Mr. Janke is a member.

        Charles B. Knapp, 3,000 shares owned by spouse.

        Takatsugu Murai, 1,500,000 shares owned by The Dai-Ichi Kangyo Bank, Ltd.; Mr. Murai shares the power to vote these shares.

        E. Stephen Purdom, 15,100 shares owned by minor child with Mr. Purdom as custodian.

        Barbara K. Rimer, 400 shares owned jointly with spouse; and 42 shares owned by spouse.

        Henry C. Schwob, 57,629 shares owned by spouse; and 1,610 shares owned by his children with spouse as custodian.

        J. Kyle Spencer, 96,938 shares owned by spouse; 125,563 shares owned by trusts with Mr. Spencer's son as trustee; 25,000 shares owned by a partnership of which Mr. Spencer is a partner.

        Glenn Vaughn, Jr., 3,994 shares owned jointly with spouse; and 1,874 shares owned by spouse.

(4)     First year nominated.

        Daniel P. Amos is the son of Paul S. Amos.  J. Shelby Amos, II is the nephew of Paul S. Amos.  Daniel P. Amos and J. Shelby Amos, II are cousins.  Kenneth S. Janke, Sr. is the father of Kenneth S. Janke Jr., an executive officer of the Company.  No other family relationships exist among any other executive officers or Directors.













                                                                 10

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Exchange Act, as amended, executive officers, directors and holders of more than 10% of the Common Stock are required to file reports of their trading in Company equity securities with the Securities and Exchange Commission.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during the last fiscal year all Section 16 filing requirements applicable to its reporting persons were complied with, except as set forth below.

     Mr. M. Delmar Edwards failed to file on a timely basis one Form 4 relating to one transaction in the Company's Stock.

           BOARD AND COMMITTEE MEETINGS AND DIRECTORS' COMPENSATION

     During 1999, the Board of Directors met six times, and all Directors attended more than 75% of the meetings of the Board and of the Board Committees on which they served.

     The following Directors were members of the respective committees during the past year:

         AUDIT                 COMPENSATION             NOMINATING

    J. Kyle Spencer         Gov. Joe Frank Harris     Paul S. Amos
    Kenneth S. Janke, Sr.   M. Delmar Edwards, M.D.   Daniel P. Amos
    Elizabeth J. Hudson     Glenn Vaughn, Jr.         J. Shelby Amos, II
    Henry C. Schwob         Robert L. Wright          Barbara K Rimer
                                                      Charles B. Knapp

     The Audit Committee, which met four times during 1999, is charged with the duties of assuring that proper guidelines are established for the dissemination of financial information; meeting periodically with, and reviewing recommendations of, the Company's independent and internal auditors; meeting periodically with management with respect to the Company's system of internal controls and accounting systems used by the Company; determining that no restrictions are placed on the scope of the examination of the financial statements by the independent auditors; reviewing consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. The Committee also recommends to the Board of Directors the appointment of the Company's principal independent auditors. At least annually, the Committee reviews the services performed and the fees charged by the independent auditors.

     The independent auditors have direct access to the Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls and any other matters relating to the Company's financial affairs. The Committee may authorize the independent auditors to investigate any matters that the Committee deems appropriate and may present its recommendations and conclusions to the Board.

     The Nominating Committee met once during 1999 to recommend nominees for election as Directors at the Annual Meeting of Shareholders. The Committee will consider, as potential nominees, persons recommended by shareholders in accordance with the procedures set forth in the Company's By-Laws. The Company's By-Laws provide that a shareholder nominating persons for election to the Board, in general, must give notice thereof in writing to the Secretary of the Company not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

     Each Director of the Company receives $20,000 annually for service as such. A Director serving on one or more committees who is not an officer of the Company receives an additional $7,200 annually for that service ($2,400 if an officer). Each Director also receives $2,000 for attendance at each meeting of the Board of Directors. In addition, the chairmen of the Compensation and Audit Committees receive annually $10,000 and $12,000, respectively.

     During 1999, Mr. Henry C. Schwob received $48,237 for providing consulting services to AFLAC's Investment Committee.

     Directors who are not also employees of the Company or its subsidiaries have been granted non-qualified stock options pursuant to the Amended 1985 Stock Option Plan (the "1985 Plan") and the 1997 Stock Option Plan (the "1997 Plan"). The exercise price for the options is the fair market value of the Common Stock on the date of grant. In years prior to 1993, aggregate stock options, ranging from 15,000 to 40,000 per Director, were granted by the Directors' Stock Option Committee, which determined the value of each Director's continuing service to the Company based on experience gained from the number of years already served. The stock options granted prior to 1993 vested over a four-year period, contingent upon the shareholders re-electing the Director to the Board of Directors. Options vest in full upon the death or disability of the Director. Pursuant to amendments to the 1985 Plan approved by shareholders at the 1994 annual meeting, each new non-employee director, including any advisory director, was granted an option to purchase 10,000 shares of Common Stock as of the earlier of the date such individual was appointed to the Board or the date of the first annual meeting of shareholders at which such Director was elected to the Board. In addition to grants from the 1985 Plan, the 1997 Plan, approved by shareholders at the 1997 annual meeting, provides for two automatic grants of 10,000 shares each as of August 1, 1997, and August 1, 2002, as well as the first-time grant to newly appointed or elected non-employee directors. Options granted to each non-employee director will become exercisable in cumulative installments of 20% of the shares of Common Stock covered thereby as of the date of the grant, and an additional 20% as of each of the next four anniversaries of the date of the option grant to the extent the non-employee director continues to be a director as of that date, provided, however, that upon cessation of service by reason of retirement, a non-employee director will become immediately vested in all outstanding options that have not yet expired. The exercise price of all shares of Common Stock subject to options granted to non-employee directors will be 100% of the fair market value of such shares as of the date of grant.

     The Company maintains a retirement plan for non-employee directors who have attained age 55 and completed at least five years of service as a non-employee director. The annual benefit paid to a non-employee director upon retirement (or to his or her spouse in the event of death prior to retirement or prior to completion of payments under the plan) is equal to the director's compensation in the twelve months preceding retirement, including retainer and regular Board member fees, but excluding committee fees, paid for a period of time equal to the number of completed years served as a non-employee director.


                      COMPENSATION COMMITTEE REPORT

     This report on the compensation policies, components and decisions of the Company for 1999 with respect to the Company's executive officers is presented by the Compensation Committee of the Company, which was made up of four members, consisting of Governor Joe Frank Harris, Chairman of the Compensation Committee, Mr. Glenn Vaughn, Jr., Dr. M. Delmar Edwards and Robert L. Wright, from May 3, 1999. All such members of the Compensation

Committee are outside Directors as defined by Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986 as amended (the "Code"). The function of the Compensation Committee is to approve current compensation arrangements for executive officers of the Company who are also members of the Board of Directors, including among the Named Executive Officers, Messrs. Daniel P. Amos, Paul S. Amos and Yoshiki Otake. The Compensation Committee determines all aspects of compensation for executive officers who are members of the Board with respect to stock options, and under the Company's Management Incentive Plan with respect to all executive officers (as defined therein and including the Named Executive officers other than Mr. Joseph P. Kuechenmeister, who does not participate in that plan). Other compensation decisions for executive officers are made by the Chief Executive Officer, Mr. Daniel P. Amos. The Compensation Committee met a total of two times over the past fiscal year.

                    Compensation Policies and Goals

     The Company's goal is to retain, motivate and reward management of the Company through its compensation policies and awards, while aligning their interests more closely with those of the Company and its shareholders. With respect to the retention of management, the Company seeks to attract and retain the highest caliber of management by offering, in addition to other intangible non-monetary benefits, total compensation that is comparable to that offered by its competitors. The Company believes that it is also important to provide compensation components that accrue to the benefit of, and provide security to, its management over the long term, such as pension benefits, to promote the retention of management. To align the interest of management more closely with that of the Company and to motivate and reward individual initiative and effort, the Company seeks to promote performance-based compensation so that contribution to the Company as a whole, as well as the attainment of individual performance goals, is rewarded. Through the use of performance-based plans that reward attainment of division or Company goals, the Company seeks to foster an attitude of teamwork, and the use of tools like equity ownership is important to ensure that the efforts of management are consistent with the objectives of shareholders. Through the use of stock options, the Company seeks to promote increased equity ownership by management in the Company.

                         Compensation Components

     At present, the compensation of the executive officers of the Company consists of a combination of salary, incentive bonuses, stock options, contributions to or accruals for benefit plans, and participation in various other plans, such as the Company's 401(k) plan, as well as medical and other personal benefits typically offered to executives at large corporations.

     Salaries. In 1999, salaries for executive officers generally were increased at an average rate of 4.5% to reflect both a cost-of-living increase and to recognize the Company's favorable performance in fiscal 1998 (as described below). With respect to Mr. Daniel P. Amos, no change in salary was made, despite the findings of a 1999 report (the "Consultant Report") prepared for purposes of compensation evaluation by an independent compensation consultant (the "Consultant") as to the favorable comparative performance of the Company. The Consultant had been retained by the Compensation Committee to evaluate the total compensation of the Company's top five compensated executives, to critique the Company's executive compensation program in relation to data from other companies and to identify trends in executive compensation. The Consultant Report compared the Company with a peer group of 16 generally successful industry-related companies of relative size (generally one-third to three times the Company's sales size) in the areas of asset and revenue size, net income, premium income, earnings per share, return on average equity, return on average assets and total shareholder return, and found that the Company's performance significantly exceeded that of the peer group on virtually all bottom line and return measures, ranking the Company second in composite performance (and first if the effect of the yen/dollar currency exchange rate were excluded). The comparator insurance companies were identified to the Compensation Committee by the Consultant as appropriate comparators to the Company from a business standpoint and for executive talent. The peer group included members of the S&P Life Insurance Index, which is one of the indices used in the Company's "Stock Performance Graph" (see page 13), but also includes a broader group of companies including those historically viewed by the Company as its most direct competitors and certain other insurers generally having an A.M. Best rating of A or higher, as deemed appropriate for comparative compensation purposes.

     Despite the Company's superior comparative performance, in light of limits on tax deductibility for executive compensation under Section 162(m) and the desire to emphasize stock compensation in lieu of cash compensation, the Compensation Committee determined that a salary increase for Mr. Daniel
P. Amos at this time was not appropriate. Instead, the decision was made to maintain Mr. Daniel P. Amos' salary and to increase the emphasis on long-term equity compensation in his overall compensation through the use of a stock option grant (described below) as additional compensation. In 1999 the salary for Mr. Paul S. Amos was increased by 5% based on the Company's comparative superior performance in 1998 and the desire to adequately compensate him for his value to the Company. Given that Mr. Paul S. Amos is relatively near retirement age, the Compensation Committee determined that a salary increase in his case was appropriate, despite the deductibility considerations of Section 162(m), rather than an option grant or the use of other long-term compensation.

     Bonuses. Under the Company's Management Incentive Plan for 1999, cash bonuses in an amount equal to 15% to 100% of salary, with respect to the Company and its subsidiaries' executive officers generally, and with respect to Messrs. Daniel P. Amos and Paul S. Amos, pursuant to their employment agreements, are paid on the basis of the attainment of target annual performance goals for the Company and, generally speaking, personal goals. None of the Named Executive Officers, however, have personal goals. In the event that specified performance goals are achieved, the participating Named Executive Officers, including Messrs. Daniel P. Amos and Paul S. Amos, may earn up to 100% of salary as a cash bonus (the "Capped Amount"). The establishment of the percentage of salary that such bonus may constitute upon the attainment of target goals for Messrs. Daniel P. Amos and Paul S. Amos, was based on the recognition by the Compensation Committee that the bonus goals are set very aggressively, that such performance-based compensation should account for a substantial proportion of the total compensation for these top two executives of the Company, and with respect to Mr. Daniel P. Amos, the limitations on his salary under Section 162(m) which have resulted in an increase in the proportion of his compensation based on performance of the Company.

     The performance goals are established on the basis of recommendations by management, and the awards, if attained, are paid in the following year. With respect to 1999, the Compensation Committee established Company performance goals for executive officers, including the CEO, based on, among other things, operating earnings per share (excluding effects of currency fluctuations), premium income, increases in new sales, operating expense controls, pretax operating earnings, and, in the case of most executive officers other than the Named Executive Officers, personal goals. (In connection with compliance with Section 162(m), the Compensation Committee deemed it appropriate that the bonus components of the Named Executive Officers were based on objective Company performance goals rather than more subjective personal goals.) With respect to Messrs. Daniel P. Amos and Paul
S. Amos, 50% of the target award was attributed to the earnings-per-share goal, while the other Company performance goals accounted for 50% of the total possible award in 5% to 20% increments. With respect to each Company performance goal, a minimum, target and maximum performance level is specified, the attainment of which determines the amount paid with respect to each performance goal. The bonus percentage is decreased or increased to the extent the Company performance levels meet the minimum levels or exceed target levels as the case may be, up to the maximum performance levels. Payment on attainment of any particular performance goal may occur independently of (i.e., is not contingent upon) attainment of any other performance goal. For the year ended December 31, 1999, all of the Named Executive Officers achieved bonus levels over the target bonus levels but below maximum bonus levels, reflecting the fact that Company performance levels generally exceeded target levels.

     Other Benefits and Actions. The Company maintains (i) its 1985 and 1997 Plans pursuant to which officers and other employees are or have been granted options to purchase Company stock; (ii) its Retirement Plan for senior officers (the "Retirement Plan"), which provides lifetime retirement and medical benefits to plan participants; (iii) its Executive Deferred Compensation Plan; and (iv) its Supplemental Executive Retirement Plan (the "SERP") for certain key executives of the Company and certain subsidiaries who do not participate in the Retirement Plan, which provides for certain pension benefits in the event of termination (other than for cause), upon death, after age 55 or in certain change-in-control situations. Certain Named Executive Officers are participants in the Retirement Plan or in the SERP, but not both. The executive officers of the Company may also participate in the Company's nondiscriminatory 401(k) plan and a noncontributory defined benefit pension plan covering substantially all employees.

     In its evaluation of executive compensation, the Consultant Report found that, despite the Company's superior performance compared to the comparison group, total compensation for the Company's five highest paid executives is significantly below the median of their counterparts in the comparison group, primarily due to the Company's conservative use of long-term incentives. As defined by the Consultant, total compensation includes total cash compensation (as to which the Company is above the median of its counterparts but below the 75% percentile), plus the annualized value of long-term incentives. To address this conclusion and on the recommendation of the Consultants Report, in 1999, the Compensation Committee approved options grants exercisable for a total of 565,750 shares of Common Stock under the 1997 Plan to officers of the Company, including a grant of options to Mr. Daniel P. Amos exercisable for 380,000 shares at fair market value on the date of grant. As noted above, this reflects the Compensation Committee's decision to shift a greater portion of his compensation to long-term stock-based compensation and as well as (a) the Company's comparative superior performance in 1998, (b) the Compensation Committee's decision not to increase Mr. Daniel P. Amos' salary in 1999, (c) the fact that compensation in the form of stock options contains a higher level of risk to the executive (compared to a cash salary increase), (d) the Consultant Report finding that the annualized present value of Mr. Daniel P. Amos' stock options was 273% of his salary, a level well below the 420% median for his counterparts in the comparison companies, and (e) Mr. Daniel P. Amos' option exercises over the past year, and the desire to maintain Mr. Daniel
P. Amos' equity position in the Company (given that the Company does not provide for an automatic reload of options upon exercise).

     In addition, in order to assure that benefits payable to participants in the Company SERP are not diminished as a result of any deferrals of compensation under the Company's Executive Deferred Compensation Plan, the SERP was amended to define "annual compensation" to include amounts deferred by the Company pursuant to a salary reduction agreement under the Deferred Compensation Plan.

     The Compensation Committee believes that the executive compensation policies serve the best interests of the shareholders and the Company. The bonus and stock option components of compensation for Company executives are intended to be directly related to and commensurate with Company performance.

     In connection with making decisions on executive compensation, the Compensation Committee will take into account, as one of the factors which it considers, the provisions of Section 162(m), which limits the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. The Compensation Committee may (and, as described above, has), however, determined to authorize compensation arrangements that exceed the $1,000,000 deductibility cap imposed by Section 162(m). In this connection, the 1985 Plan, the 1997 Plan and the Management Incentive Plan presently conform to the requirements of Section 162(m) so that stock option grants and Management Incentive Plan awards are performance-based and not subject to the deduction limitation contained in Section 162(m).

                           Compensation Committee

                       Governor Joe Frank Harris - Chairman
                              M. Delmar Edwards
                              Glenn Vaughn, Jr.
                        Robert L. Wright (From May 3, 1999)

                                             SUMMARY COMPENSATION TABLE
                                  ANNUAL COMPENSATION                 LONG-TERM COMPENSATION AWARDS
                                                                              AWARDS              PAYOUTS
NAME AND                                                    OTHER      RESTRICTED  SECURITIES
PRINCIPAL                                                   ANNUAL        STOCK    UNDERLYING      LTIP      ALL OTHER
POSITION                  YEAR    SALARY       BONUS      COMPENSATION   AWARD(S)   OPTIONS       PAYOUTS   COMPENSATION
                                  ($)(1)      ($)(2)        ($) (3)       ($)        (#)          ($)        ($)(4)
------------------        ----    ---------  -----------  ------------ ----------   ---------     -------  ------------
Daniel P. Amos            1999     995,000   1,605,930      159,543         -0-      380,000       -0-         5,988
President and CEO         1998     995,000     995,000      134,616         -0-      297,000       -0-         6,366
                          1997     995,000     995,000      132,559         -0-      190,000       -0-         6,316

Paul S. Amos              1999   1,357,026   2,162,508       91,721         -0-        -0-         -0-           195
Chairman                  1998   1,258,839   1,225,444       89,654         -0-        -0-         -0-        21,583
                          1997   1,168,581   1,157,039       95,150         -0-        -0-         -0-        22,879

Yoshiki Otake             1999     757,459     464,712       35,600         -0-        -0-         -0-        25,683
Chairman,                 1998     634,120     310,766       28,400         -0-        -0-         -0-        37,207
AFLAC Japan               1997     652,928     276,341       30,400         -0-        -0-         -0-        23,741

Joseph P. Kuechenmeister  1999     262,000     885,293       26,567         -0-        -0-         -0-         6,105
Sr. Vice President,       1998     262,000     789,620       33,091         -0-       25,000       -0-         7,410
Director of Marketing     1997     262,000     773,744        4,900         -0-        -0-         -0-         9,650

Kriss Cloninger, III      1999     475,000     598,738       34,498         -0-        -0-         -0-         6,723
Exec. Vice President      1998     450,000     450,000       20,826         -0-      125,000       -0-         7,414
And CFO                   1997     425,000     475,000       10,314         -0-        -0-         -0-         7,364

(1) Includes $1,357,026, $1,258,839 and $551,038 deferred salary in 1999, 1998 and 1997, respectively, for Mr. Paul S.
    Amos.

(2) Includes for all Named Executive Officers other than Mr. Joseph P. Kuechenmeister cash bonuses paid in 1998, 1999 and 2000 under the Management Incentive Plan and other cash bonus payments. Includes as to Mr. Joseph P.
    Kuechenmeister Marketing Bonus for services rendered during 1997, 1998 and 1999.  Includes $2,145,548,$1,208,484 and
    $1,140,079 deferred bonus in 1999, 1998 and 1997, respectively, for Mr. Paul S. Amos.

(3) Includes aircraft expenses of $33,676 in 1998, and consulting services of $49,520 in 1999 for Mr. Daniel P. Amos.
    Includes Board and Committee fees of $33,733, $32,400 and $30,400 in 1999, 1998 and 1997, respectively, for
    Mr. Daniel P. Amos and Mr. Paul S. Amos and tax services of $27,000 in 1998 and 1997, for Mr. Paul S. Amos.

(4) Includes premiums paid in 1999 for term life insurance in the amount of $1,188, $25,683, $1,305, and $1,923, for
    Mr. Daniel P. Amos, Mr. Yoshiki Otake, Joseph P. Kuechenmeister, and Mr. Kriss Cloninger, III, respectively, and
    Company-matching contributions to the 401(k) retirement plan in the amount of $4,800 for each of Mr. Daniel P. Amos,
    Mr. Joseph P. Kuechenmeister, Mr. Kriss Cloninger, III and $195 for Mr. Paul S. Amos. Includes premiums paid in 1998 for term life insurance in the amount of $1,566, $21,583, $37,207 $2,610, and $2,614, for Mr. Daniel P. Amos, Mr.

                                                                18

    Paul S. Amos, Mr. Yoshiki Otake, Mr. Joseph P. Kuechenmeister, and Mr. Kriss Cloninger, III, respectively, and
    Company-matching contributions to the 401(k) retirement plan in the amount of $4,800 for each of Mr. Daniel P. Amos,
    Mr. Joseph P. Kuechenmeister and Mr. Kriss Cloninger, III. Includes premiums paid in 1997 for term life insurance in the amount of $1,566, $18,129, $23,741, $4,900, and $2,614 for Mr. Daniel P. Amos, Mr. Paul S. Amos, Mr. Yoshiki
    Otake, Mr. Joseph P. Kuechenmeister, and Mr. Kriss Cloninger, III, respectively, and Company-matching contributions to the 401(k) retirement plan in the amount of $4,750 for each of Mr. Daniel P. Amos, Mr. Paul S. Amos, Mr. Joseph
    P. Kuechenmeister and Mr. Kriss Cloninger, III.







































                                                                 19

                           STOCK PERFORMANCE GRAPH


     The following graph compares the five-year performance of the Company's Common Stock to the S & P 500 Index (S&P 500), the Dow Jones Industrial Average (Dow Jones) and the Standard & Poor's Life Insurance Index (S&P Life). The Standard & Poor's Life Insurance Index includes: American General Life Ins. Co., Conseco, Inc., Jefferson-Pilot Corp., Lincoln National Corp., Torchmark Corp., and UNUM Corp. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1994, and that all dividends were reinvested.










(Stock Performance graph inserted here.)












                         Performance Graph Index
                               DECEMBER 31


                      1994      1995      1996      1997      1998      1999
                      ----      ----      ----      ----      ----      ----

AFLAC INCORPORATED     100       138       205       248       428       463

S&P 500*               100       138       169       226       290       351

DOW JONES              100       137       176       220       260       331

S&P LIFE               100       144       175       219       232       199

(All performance data provided by Research Data Group, Inc., San Francisco, CA 94107)

     (*) On May 27, 1999, AFLAC Incorporated was included in the Standard & Poor's 500 Index. Therefore, the five-year cumulative return for the S&P 500 Index is shown in addition to the Dow Jones Industrial Average.

                     RETIREMENT PLANS FOR KEY EXECUTIVES

     Participants in the Retirement Plan receive full compensation for the first 12 months after retirement. Thereafter, the participants may elect to receive annual lifetime retirement benefits equal to 60% of their final compensation, or 54% of such compensation with 1/2 of such amount to be paid to their spouses for a specified period after death of the participant. Final compensation is deemed to be the higher of (i) the compensation paid during the last 12 months of active employment with the Company, or (ii) the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be base salary plus bonus. All benefits are subject to annual cost-of-living increases as the Compensation Committee may approve. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the plan are not subject to Social Security or defined benefit pension plan offsets.

     Generally, no benefits are payable until the participant accumulates 10 years credited service at age 60 or 20 years credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service.

     Mr. Daniel P. Amos and Mr. Paul S. Amos are covered by this plan. AFLAC has entered into a similar agreement with Mr. Yoshiki Otake. Mr. Daniel P. Amos, Mr. Paul S. Amos and Mr. Yoshiki Otake have 26, 45 and 25 years, respectively, of credited service.

                  RETIREMENT PLAN FOR SENIOR OFFICERS TABLE
                           (all $ in thousands)
                            YEARS OF SERVICE

 COMPENSATION           20             25             30             35
 ------------          ----           ----           ----           ----
   $1,000            $  600         $  600         $  600         $  600
    1,250               750            750            750            750
    1,500               900            900            900            900
    1,750             1,050          1,050          1,050          1,050
    2,000             1,200          1,200          1,200          1,200
    2,250             1,350          1,350          1,350          1,350
    2,500             1,500          1,500          1,500          1,500
    2,750             1,650          1,650          1,650          1,650
    3,000             1,800          1,800          1,800          1,800

     The Company maintains the SERP for certain key executives of the Company and its subsidiaries who do not participate in the Retirement Plan. Participation in the SERP is limited to key employees of the Company (and its subsidiaries) designated by the Board of Directors of the Company from time to time. Participants generally must be employed with the Company or a subsidiary at age 55, and with respect to participants who began participating in the SERP after August 11, 1992, must also complete at least 15 years of employment with the Company or a subsidiary and participate in the SERP for at least 5 years to be eligible to receive benefits under the SERP. The SERP includes a three-tiered benefit formula which provides for a 40% benefit upon retirement between the ages of 55 to 59, a 50% benefit upon retirement between the ages 60 to 64 and a 60% benefit upon retirement for ages 65 and over. The benefit formula computes benefits using the average of annual compensation for the three consecutive calendar years out of the final ten consecutive calendar years of employment which yields the highest average. Average compensation is calculated using "Annual Compensation," which is defined to include both base salary and bonuses for a calendar year. Under the terms of the plan, all benefit calculations are subject to offset for amounts paid under the Company's defined benefit pension plan.

     Benefits are generally payable in the form of an annuity for the life of the participant. However, a participant may elect a joint and survivor annuity pursuant to which he or she will receive reduced benefits during his or her lifetime and, after his or her death, his or her surviving spouse will receive a monthly benefit equal to 50% of the amount that had been paid to the participant. No benefits are payable to a participant whose employment is terminated before age 55 except for certain terminations following a "change in control." If a participant dies after age 55 but before benefits are paid under the plan, his or her spouse will receive a death benefit equal to 50% of the benefits that the participant would have been entitled to receive had he or she retired on the day preceding the date of his or her death. If a participant's employment is terminated for "cause," he or she immediately forfeits all rights and entitlements under the plan. The benefits payable under the plan are not subject to Social Security offset; benefits are subject to offset for amounts paid under the Company's defined benefit pension plan. See "Employment Agreements and Termination of Employment Arrangements" for additional information regarding the SERP.

     Mr. Kriss Cloninger, III participates in the SERP. The estimated annual benefit payable upon a retirement age of 55 for Mr. Cloninger is $385,518.

                         DEFINED BENEFIT PENSION PLAN

     The Company has a noncontributory defined benefit pension plan covering substantially all U.S. employees who satisfy the eligibility requirements. Benefits are calculated in accordance with the following formula: l% of average monthly compensation times years of credited service not in excess of 25 years, plus .5% of average monthly compensation times years of credited service in excess of 25 years. Participants are eligible to receive normal retirement benefits upon attaining their normal retirement age of 65. Participants with 15 years of credited service are eligible to receive reduced normal retirement benefits upon reaching their early retirement age of 55. A participant can be eligible for full normal retirement benefits when the participant's years of credited service plus attained age equals or exceeds 80. For purposes of the plan, average monthly compensation is deemed to be the participant's highest average compensation during any five consecutive years of service within the 10 consecutive plan years of service immediately preceding retirement. Compensation generally means salaries and annual incentive bonuses. The benefits payable under the plan as amended are not subject to adjustment for Social Security benefits or other offsets. The benefits payable under the plan may be paid monthly over the life of the participant (with joint and survivor options available at reduced rates). The maximum retirement benefit is limited in accordance with section 415 of the Code to $130,000 for 1999. The maximum compensation that may be taken into account in the calculation of retirement benefits is limited in accordance with section 401(a) (17) of the Code to $160,000 for 1999. These limitation amounts for future years will be indexed for cost-of-living adjustments, but only increase when a new $5,000 increment is reached. The following table reflects annual benefits as determined by the above formula.

                   DEFINED BENEFIT PENSION PLAN TABLE

                               YEARS OF SERVICE


COMPENSATION             15            20         25         30          35
------------            ----          ----       ----       ----        ----
   $25,000           $ 3,750       $ 5,000    $ 6,250    $ 6,875     $ 7,500
    50,000             7,500        10,000     12,500     13,750      15,000
    75,000            11,250        15,000     18,750     20,625      22,500
   100,000            15,000        20,000     25,000     27,500      30,000
   125,000            18,750        25,000     31,250     34,375      37,500
   150,000            22,500        30,000     37,500     41,250      45,000
   160,000            24,000        32,000     40,000     44,000      48,000

     Mr. Daniel P. Amos, Mr. Joseph P. Kuechenmeister and Mr. Kriss Cloninger, III have 26 years, 12 years and 8 years, respectively, of credited service in the plan.

     Mr. Otake has waived his rights to participate in the Company's retirement or pension plans. See "Employment Agreements and Termination of Employment Arrangements."

                                       OPTION GRANTS IN 1999
                                                                                     Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                     of Stock Price Appreciation
                         Individual Grants                                                for Option Term(1)
--------------------------------------------------------------------------------   --------------------------------
                         Number of       Percent of                                   IF STOCK          IF STOCK
                         Securities       Options                                        AT                AT
                         Underlying      Granted to     Exercise                       $61.03            $97.19
                          Options        Employees      of Base
                         Granted         in 1999         Price       Expiration
Name                      (#)                            ($/Sh)         Date             5%($)             10%($)
--------------          -----------     ----------     ---------     ----------     -------------   --------------
STOCK APPRECIATION           N/A             N/A         N/A           N/A          6,262,000,000   15,874,000,000
FOR ALL SHAREHOLDERS (2)

Daniel P. Amos, CEO (3)    380,000          30.9       45.4688       7/19/09           10,866,132       27,536,912

(1)  The assumed annual rates of stock price appreciation (shown at the assumed rates of 5% and 10% for the option term of 10 years), as required by the Securities and Exchange Commission, are compounded annually and therefore are shown at the compound appreciation rates of 63% and 159%, respectively.
(2)  For "Stock Appreciation For All Shareholders," the potential realizable value is calculated based on $37.47, the average market price of a share of Common Stock on February 22, 2000, and the number of shares outstanding on that date.
(3)  Option grants for Daniel P. Amos vest 1/3 on the date of grant and 1/3 each on the next two anniversaries of the option grant date.

                                              AGGREGATED OPTION EXERCISES IN 1999
                                            AND OPTION VALUES AS OF DECEMBER 31, 1999
                                                                 Number of Securities           Value of Unexercised
                                                                Underlying Unexercised              In-the-Money
                                                                      Options at                     Options at
                             Shares                                  12-31-99(#)                     12-31-99($)
                            Acquired            Value
Name                      on Exercise(#)     Realized ($)     Exercisable  Unexercisable     Exercisable  Unexercisable
----                      --------------     ------------     -----------  -------------     -----------  -------------
Daniel P. Amos, CEO          358,519        15,081,840        1,906,068       352,334        55,532,235    2,127,681
Paul S. Amos                 200,000         7,186,042            -0-           -0-               -0-          -0-
Yoshiki Otake                218,228         9,033,819          621,538         -0-          25,101,091        -0-
Joseph P. Kuechenmeister       -0-               -0-             38,952        25,000         1,278,734      427,343
Kriss Cloninger, III         112,096         4,976,391          299,389        41,667         8,840,381      712,243
                                                                 24

     EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     On August 1, 1993, the Company entered into an employment agreement with Mr. Daniel P. Amos which provided for a three-year term commencing August 1, 1993, with automatic extensions of one-year periods to the term of the agreement occurring on an annual basis beginning August 1, 1994, unless written notice of termination is given prior to such annual extensions. Pursuant to the agreement as currently in effect, Mr. Amos is entitled to receive an annual base salary of $995,000.

     The agreement provides that Mr. Amos (referred to hereafter as the "Executive") will continue to participate in the Management Incentive Plan, the Retirement Plan and the 1997 Plan, and will participate in all other fringe benefit plans applicable to employees generally or provided to senior executives of the Company. The Executive may receive other benefits as determined from time to time by the Compensation Committee.

     Pursuant to the agreement, the Company remains obligated to continue compensation and benefits to the Executive for the scheduled term of the agreement if the employment of the Executive is terminated by the Company without "good cause." If the Executive's employment is terminated by the Company for "good cause," or by the Executive without "good reason," the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the Executive is entitled to benefits under the Retirement Plan if the termination is not for "good cause"). "Good cause" generally means (i) the willful failure by the Executive to substantially perform his management duties for more than 60 days, (ii) intentional conduct by the Executive causing substantial injury to the Company, or (iii) the conviction or plea of guilty by the Executive of a felony crime involving moral turpitude. "Good reason" is defined to include a breach of the agreement, a diminution or change in the Executive's title, duties or authority, or a relocation of the Company's principal offices. Upon voluntary termination without "good reason" or termination by the Company for "good cause," the Executive is prohibited for a two-year period from directly or indirectly competing with the Company.

     The agreement provides that compensation and benefits continue for certain specified periods in the event that the Executive becomes totally disabled. Upon death of the Executive, his estate is to be paid an amount, payable over a three-year period, equal to the Executive's base salary and any bonus actually paid during the last three years of his life.

     Upon a "change in control" of the Company, the agreement is extended for an additional three-year period. If, following a change in control, the Executive's employment with the Company is terminated by the Company without "good cause," or by the Executive for "good reason," the Company must pay to the Executive, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump-sum severance payment equal to three times the sum of the Executive's base salary and bonus under the Management Incentive Plan (as paid during periods specified in the agreement).

     A "change in control" is generally deemed to occur when: (i) a person or group acquires beneficial ownership of 30% or more of the Common Stock;
(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the Board; or (iii) the shareholders approve a liquidation or sale of substantially all of the assets of the Company or certain merger and consolidation transactions.

     On August 1, 1995, the Company entered into an employment agreement with Mr. Paul S. Amos. This agreement provides for a three-year term commencing August 1, 1995, with automatic extensions of one-year periods to the term of the agreement occurring on an annual basis beginning August 1, 1996, unless written notice of termination is given prior to such annual extensions. Pursuant to the agreement as currently in effect, as of August 1, 1999, Mr. Amos is entitled to receive an annual base salary of $1,325,000.

     Other material terms of Mr. Paul S. Amos' employment agreement relating to termination, disability, death and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos' employment agreement, as described above.

     On July 15, l997, the Company entered into a deferred compensation agreement with Mr. Paul S. Amos. Pursuant to the agreement, Mr. Amos may elect to defer up to 100% of his salary and annual bonus for each calendar year commencing with 1998, such deferred amounts to be credited to an account to be maintained by the Company. The Company has established a trust to satisfy its obligations to pay such deferred amounts at the time elected by Mr. Amos at the time of each deferral, but Mr. Amos will have no prior claim to the assets of the trust over the general creditors of the Company in the event of the insolvency of the Company. Deferred amounts credited to Mr. Amos' account will receive interest annually at a rate equal to earnings for the calendar year on investments made by the trust with amounts contributed by the Company.

     Payments of deferred amounts may occur in lump-sum or in annual installments, or as otherwise determined by the Company and elected by Mr. Amos at the time of the deferral. Lump-sum distributions may occur in advance of the elected time of pay-out in the event of (i) medical hardship, as determined by the Company (limited to the amount necessary to meet such hardship), (ii) certain defined changes in control of ownership of the Company (consisting of (a) the acquisition of 30% or more of the Company's outstanding shares or voting power by a person, entity or group, (b) approval by the Company's shareholders of a reorganization, merger or consolidation where at least 50% of the share ownership of the Company following such event is not held by persons who were shareholders of the Company prior to such event or (c) the liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets) or
(iii) the termination of employment of the CEO of the Company.

     Pursuant to an employment agreement between the Company and Mr. Kriss Cloninger, III, as amended, Mr. Cloninger is employed as Chief Financial Officer of the Company. The term of the agreement is subject to automatic two-year extensions on an annual basis beginning March 16, 1994, unless written notice that such extension will not occur is given prior to such annual date by either party. Mr. Cloninger is entitled to a base salary per year of $500,000, which shall be increased annually during the term of the agreement and any extensions thereof, as determined by the Company's CEO. The Company shall also pay Mr. Cloninger, as performance bonus compensation, an amount each year under the Company's Management Incentive Plan.

     Mr. Cloninger will be eligible to participate in all fringe benefit programs applicable to employees generally, and shall receive such other

"fringe" or employee benefits (including awards of stock options) as are provided to key executive employees of the Company and that are appropriate to his responsibilities as Chief Financial Officer.

     Other material terms of Mr. Cloninger's employment agreement relating to termination, disability, death and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos' employment agreement, as described above.

     Mr. Kriss Cloninger, III is a participant in the SERP. Under the plan, as amended, in the event that a participant's employment with the Company is terminated within two years of a "change in control" of the Company other than for death, disability or cause, or a participant terminates his employment during such period for "good reason," the participant becomes 100% vested in his retirement benefits and is entitled to receive a lump-sum amount equal to the actuarial equivalent of the annual retirement benefit to which he would have been entitled had he remained in the employ of the Company until (i) age 55 (in the case of a participant who is not yet 55);
(ii) age 60 (in the case of a participant who is at least 55, but not yet
60); or (iii) age 65 (in the case of a participant who is at least 60, but not yet 65), as the case may be. A "change in control" shall generally occur under the same circumstances described as a "change in control" in Mr. Daniel P. Amos' employment agreement. "Cause" shall mean generally: (i) the participant's willful failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for "good reason") after a written demand for substantial performance is delivered to the participant by the Board, or (ii) the willful engaging by the participant in materially injurious conduct to the Company. "Good reason" is defined to include various adverse changes in employment status, duties and/or compensation and benefits following a "change in control." Benefits may be reduced to the extent that they are not deductible by the Company for income tax purposes.

     Pursuant to an employment agreement between AFLAC and Mr. Yoshiki Otake, Mr. Otake is to serve as Chairman of AFLAC Japan (or, upon his removal, the position of a senior officer of AFLAC Japan) through 2004, subject to annual renewals thereafter by the mutual consent of the parties. He is entitled to receive a base salary in 2000 of 90,205,000 yen ($880,908 at the 1999 year-end exchange rate) and is eligible for a short-term management incentive bonus with a target amount of at least 35% of the base salary. Pursuant to the agreement, Mr. Otake will be considered for salary increases in the same manner and time as the senior executive officers of AFLAC. Mr. Otake also participates in the Company's stock option plan in the same manner as most AFLAC senior officers and directors.

     Under the agreement, Mr. Otake is eligible for full retirement benefits at age 65 and may take voluntary early retirement with reduced benefits upon the approval of AFLAC. Mr. Otake is entitled to full retirement benefits upon total and permanent disability prior to age 65. His full retirement benefits (which are subject to annual adjustment for cost-of-living increases proportionate to those granted to senior officers of AFLAC Japan) consist of a choice between (i) 60% of the higher of his total compensation (defined under this agreement as base salary and bonus) for the last 12 months of employment, or the highest total compensation received in any calendar year during the agreement term, during the remainder of Mr. Otake's life, or (ii) 54% of such compensation, paid to Mr. Otake during the remainder of his life, with 1/2 of such amount to be paid to his spouse for a specified period of time after his death. After retirement, Mr. Otake and his spouse shall receive medical benefits for the remainder of their lives. Until Mr. Otake reaches 65, where mutual consent to renew the agreement is not obtained but where Mr. Otake remains mentally and physically sound, he is allowed to continue his employment with such stature as deemed appropriate by AFLAC with a starting salary equivalent to 70% of his last salary, subject to annual cost-of-living increases. Mr. Otake has agreed not to engage in any activity competitive with AFLAC while any benefits (including retirement benefits) are being paid to him by AFLAC. In consideration of the benefits contained in his agreement, Mr. Otake has waived any rights to participate in any other AFLAC or AFLAC Japan retirement or pension plans.



                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Information is provided with respect to executive officers, Directors and/or members of their immediate families who were indebted to the Company or its subsidiaries, at any time since January 1, 1999, in excess of $60,000, as follows:

                      Largest
                     Aggregate                                      Amount
                      Amount                                     Outstanding
                   Outstanding                          Rate        as of
                      Since           Nature of          of      January 31,
Name (1)         January 1, 1999    Indebtedness       Interest      2000
----------------------------------------------------------------------------

Daniel P. Amos      $2,085,294     Term Stock Note(2)    6.00%   $2,000,000

Gary Stegman        $   53,294     Stock Option Note(3)  6.20%   $   12,938
                    $   37,536     Stock Option Note(3)  6.65%   $   37,470
                    $   84,495     Stock Option Note(3)  6.21%   $   84,370
                    $   82,588     Stock Option Note(3)  6.16%   $   82,429
                    $  264,535     Stock Option Note(3)  5.86%   $  264,033

(1) All of the named individuals were executive officers of the Company or one of its subsidiaries during 1999.

(2) Collateralized note accepted by the Company and secured by stock of the Company.

(3) Collateralized notes accepted by the Company in payment of stock options exercised.


     J. Shelby Amos, II, a Director of the Company, has been associated with AFLAC since 1973 and presently serves as Alabama/West Florida State Sales Coordinator. In 1999, he earned renewal and first-year commissions of $961,174 (before expenses) on collected premiums of $32,105,906, and he received $129,082 in 1999 in lieu of shares earned in 1999 under the AFLAC Associates' Stock Bonus Plan.


     In 1999, $212,146 was paid by AFLAC to a corporation of which Maria Theresa Amos Land, the sister of J. Shelby Amos, II, is the sole shareholder. This amount was earned as renewal commissions before expenses, on collected premiums of $7,679,714 by W. Donald Land, the deceased husband of Maria Theresa Amos Land who served as Florida State Sales Coordinator with AFLAC from 1975 until May 1990.

     State Sales Coordinators are not salaried employees but are compensated on a commission basis and are required to pay their own expenses including travel, office expenses, incentives for district and regional sales coordinators and associates in their state, and recruiting and training costs. The compensation arrangements with J. Shelby Amos, II and W. Donald Land were similar when contracted to those of other State Sales Coordinators.


             2.  AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE
                     NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

                      Description of the Proposed Amendment

     The proposed amendment to Article IV of the Articles of Incorporation being submitted for shareholder approval would increase the number of shares of Common Stock which the Company is authorized to issue from four hundred
(400) million to one billion (1,000,000,000). The full text of the proposed amendment is attached to this proxy statement as Appendix A and should be read carefully.

               Purposes and Effects of Increasing the Number
                   of Authorized Shares of Common Stock

     As of February 22, 2000 there were 265,802,122 shares of Common Stock outstanding; 55,394,556 shares of Common Stock held in Treasury; 22,024,769 shares of Common Stock reserved for issuance pursuant to the 1982, 1985 and 1997 Stock Option Plans; and 56,778,553 shares of Common Stock authorized, unissued and unreserved. The additional six hundred (600) million shares of Common Stock to be authorized if this amendment is approved would increase the number of authorized, unissued and unreserved shares to 656,778,553.
The additional shares would be a part of the existing class of Common Stock and if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. See "Description of Voting Rights."

     The Board of Directors believes that it is desirable to have the additional authorized shares of Common Stock available for possible future financing and acquisition transactions, stock dividends or splits and other general corporate purposes. However, at the date of this proxy statement, the Company has no agreements, commitments or plans with respect to the sale or issuance of any of the additional shares of Common Stock as to which authorization is sought.

     The additional shares of Common Stock would be available for issuance without further action by the shareholders and without the accompanying delay and expense involved in calling a special meeting of shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. The New York Stock Exchange (the "NYSE"), on which the issued shares of the Company's Common Stock are presently listed, generally requires shareholder approval as a prerequisite to listing shares when the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding by at least 20%. Failure to comply with the NYSE requirements could result in the delisting of the Company's Common Stock. The Company is also listed on the Pacific Exchange and Tokyo Stock Exchange, which have similar rules.

     It should be noted that the issuance of additional shares of Common Stock could be disadvantageous to existing shareholders since such issuance might serve to dilute their percentage interest in the Company. Holders of Common Stock do not have pre-emptive rights to purchase any additional shares of Common Stock that may be issued.

                                 Vote Required

     The affirmative vote of the holders of a majority of the outstanding voting rights of Common Stock entitled to vote at the Annual Meeting of the Shareholders is required to approve the proposed amendment (see "Description of Voting Rights").

              THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A
                  VOTE "FOR" THE INCREASE OF AUTHORIZED
                         SHARES OF COMMON STOCK

                         3. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, in accordance with the recommendation of its Audit Committee, none of whom is an employee of the Company, has reappointed KPMG LLP, Certified Public Accountants, as independent auditors for the Company, subject to ratification by the shareholders.

     In connection with its audit of the Company's financial statements for the year ended December 31, 1999, included in the Company's Annual Report to Shareholders, KPMG LLP reviewed the Company's filings with the Securities and Exchange Commission, the Tokyo Stock Exchange and the Ministry of Finance of Japan and conducted timely reviews of quarterly reports to shareholders.

     Representatives of KPMG LLP are expected to be present at the 2000 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR"
                    RATIFICATION OF THE SELECTION OF SUCH FIRM
                     AS THE COMPANY'S INDEPENDENT AUDITORS

                             4. OTHER MATTERS

     Management does not intend to bring any other matter before the meeting, and does not know of any other matter that is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.

                           SHAREHOLDER PROPOSALS

     For a shareholder's proposal to be included in the Company's Proxy

Statement for the 2001 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received by the Secretary of the Company by November 15, 2000. To be timely, shareholder proposals submitted outside the processes of Rule 14a-8 must be received by the Secretary of the Company after January 30, 2001, and before March 2, 2001.

                              ANNUAL REPORT

     The Company has mailed a copy of its Annual Report to each shareholder entitled to vote at the 2000 Annual Meeting of Shareholders. A copy of the Company's Form 10-K is available at no charge to all shareholders. For a copy write to:


Kenneth S. Janke Jr.
Senior Vice President, Investor Relations
AFLAC Incorporated
Worldwide Headquarters
Columbus, Georgia 31999

                                     By Order of the Board of Directors,

                                             /s/ Joey M. Loudermilk
                                          -----------------------------
                                             Joey M. Loudermilk
                                                  Secretary


March --, 2000

APPENDIX A

     The first sentence of Article IV shall be amended to read in its entirety as follows:

     The corporation shall have authority to issue 1,000,000,000 Shares of common stock having a par value of $.10 per share (the "Common Stock").

APPENDIX B                                                      PROXY
                             AFLAC INCORPORATED
                           Worldwide Headquarters
                1932 Wynnton Road, Columbus, Georgia 31999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul S. Amos, Daniel P. Amos and Joey M. Loudermilk as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of AFLAC Incorporated held of record by the undersigned on February 22, 2000, at the Annual Meeting of the Shareholders to be held on Monday, May 1, 2000, at 10:00 a.m., or any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

The following proposals are being submitted to the Shareholders:

1.  Election of eighteen Directors of the Company.

    To vote your Shares for ALL Director nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your Shares voted "For" a particular nominee, mark the "exceptions" box.

    *EXCEPTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.

                                         For      Withheld      Exceptions*
                                      ________    ________       ________

 1. Paul S. Amos             7. Elizabeth J. Hudson   13. Barbara K. Rimer
 2. Daniel P. Amos           8. Kenneth S. Janke, Sr. 14. Marvin R. Schuster
 3. J. Shelby Amos, II       9. Charles B. Knapp      15. Henry C. Schwob
 4. Michael H. Armacost     10. Takatsugu Murai       16. J. Kyle Spencer
 5. M. Delmar Edwards, M.D. 11. Yoshiki Otake         17. Glenn Vaughn, Jr.
 6. Joe Frank Harris        12. E. Stephen Purdom     18. Robert L. Wright

2. To consider and adopt an Amendment of Article IV of the Company's Articles of Incorporation, to increase the Company's authorized shares of $.10 par value Common Stock from 400,000,000 shares to 1,000,000,000 shares.
                                                  For     Against   Abstain
                                                _______   _______   _______

3.  Ratification of appointment of KPMG           For     Against   Abstain
    LLP as independent auditors.                _______   _______   _______

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

     (PLACE LABEL HERE)

                               Sign here as name(s) appears on account:
                               X ___________________________________________
                               X ___________________________________________
                               Date _________________________________, 2000

  COMPLETE THE PROXY,        Please sign exactly as name appears on account.
  TURN THE PROXY OVER,       When shares are held by joint tenants, both
  READ DESCRIPTION OF        must sign.  When signing as attorney, executor,
  VOTING RIGHTS AND          administrator, trustee or guardian, please give
  COMPLETE, SIGN AND         full title as such.  If a corporation, please
  DATE THE AFFIDAVIT         sign in full corporate name by President or
  IF APPLICABLE.             other authorized officer.  If a partnership,
                             please sign in partnership name by authorized person.


                          DESCRIPTION OF VOTING RIGHTS

    In accordance with the Company's Articles of Incorporation, shares of Common Stock are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to ten votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the dividend shares were issued were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share UNLESS this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. SHAREHOLDERS DESIRING TO REBUT THIS PRESUMPTION SHOULD COMPLETE AND EXECUTE THE AFFIDAVIT BELOW. THE BOARD OF DIRECTORS RESERVES THE RIGHT TO REQUIRE EVIDENCE TO SUPPORT THIS AFFIDAVIT.



AFFIDAVIT

UNDER THE PENALTIES OF PERJURY, I DO SOLEMNLY SWEAR THAT I AM ENTITLED TO THE NUMBER OF VOTES SET FORTH BELOW BECAUSE
____________________________________________________________________________
____________________________________________________________________________

I agree to provide evidence to _____ Shares @ 1 Vote/Share = _____ Votes support this statement at the _____ Shares @ 10 Votes/Share = _____ Votes
request of the Company.                                  Total = _____ Votes
Sign here  X ___________________________
           X ___________________________ Date _________________, 2000

APPENDIX C                                                          PROXY
                             AFLAC INCORPORATED
                           Worldwide Headquarters
                1932 Wynnton Road, Columbus, Georgia 31999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul S. Amos, Daniel P. Amos and Joey M. Loudermilk as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of AFLAC Incorporated held of record by the undersigned on February 22, 2000, at the Annual Meeting of the Shareholders to be held on Monday, May 1, 2000, at 10:00 a.m., or any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

The following proposals are being submitted to the Shareholders:

1.  Election of eighteen Directors of the Company.

    To vote your Shares for ALL Director nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your Shares voted "For" a particular nominee, mark the "exceptions" box.

    *EXCEPTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.

                                         For      Withheld      Exceptions*
                                        _____       _____          _____

 1. Paul S. Amos             7. Elizabeth J. Hudson   13. Barbara K. Rimer
 2. Daniel P. Amos           8. Kenneth S. Janke, Sr. 14. Marvin R. Schuster
 3. J. Shelby Amos, II       9. Charles B. Knapp      15. Henry C. Schwob
 4. Michael H. Armacost     10. Takatsugu Murai       16. J. Kyle Spencer
 5. M. Delmar Edwards, M.D. 11. Yoshiki Otake         17. Glenn Vaughn, Jr.
 6. Joe Frank Harris        12. E. Stephen Purdom     18. Robert L. Wright

2. To consider and adopt an Amendment of Article IV of the Company's Articles of Incorporation, to increase the Company's authorized shares of $.10 par value Common Stock from 400,000,000 shares to 1,000,000,000 shares.
                                                  For     Against   Abstain
                                                _______   _______   _______

3.  Ratification of appointment of KPMG           For     Against   Abstain
    LLP as independent auditors.                _______   _______   _______

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

ACCT.#          PROXY #                 TOTAL SHARES

According to the records      Sign here as name(s) appears on account:
of the Company you are        X ____________________________________________
entitled to the following     X ____________________________________________
number of votes:              Date _________________________________, 2000
                           Please sign exactly as name appears on account.
    VOTING RIGHTS          When shares are held by joint tenants, both must
                           sign.  When signing as attorney, executor, admin-
                           istrator, trustee or guardian, please give full
   ________________        title as such.  If a corporation, please sign in
                           full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           If you do not agree with the voting rights, check here ____ and complete, sign and date the reverse side.

                          DESCRIPTION OF VOTING RIGHTS

    In accordance with the Company's Articles of Incorporation, shares of Common Stock are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to ten votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the dividend shares were issued were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share UNLESS this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. SHAREHOLDERS DESIRING TO REBUT THIS PRESUMPTION SHOULD COMPLETE AND EXECUTE THE AFFIDAVIT BELOW. THE BOARD OF DIRECTORS RESERVES THE RIGHT TO REQUIRE EVIDENCE TO SUPPORT THIS AFFIDAVIT.

     ONLY IF YOU DO NOT AGREE WITH THE VOTING RIGHTS shown on the front of this Proxy should you complete the following:

AFFIDAVIT
UNDER THE PENALTIES OF PERJURY, I DO SOLEMNLY SWEAR THAT I AM ENTITLED TO THE NUMBER OF VOTES SET FORTH BELOW BECAUSE
____________________________________________________________________________
____________________________________________________________________________

I agree to provide evidence to _____ Shares @ 1 Vote/Share = _____ Votes support this statement at the _____ Shares @ 10 Votes/Share = _____ Votes
request of the Company.                                  Total = _____ Votes
Sign here  X ___________________________
           X ___________________________ Date _________________, 2000
                                    36